UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No. 4)

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CHARTERMAC
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(Name of Registrant as Specified In Its Charter)

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CHARTERMAC

_________________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

on

June 13, 2006

_________________________

May 1, 2006

To the holders of common shares and special preferred voting shares of CharterMac:

NOTICE IS HEREBY GIVEN THAT the 2006 annual meeting of the holders of the common shares of beneficial interest (“Common Shares”) of CharterMac (“our Company”) and the holders of Special Preferred Voting Shares of our Company (“Special Preferred Voting Shares”) will be held on Tuesday, June 13, 2006 at 10:00 A.M. (local time), at the law offices of Paul, Hastings, Janofsky & Walker LLP, 75 East 55th Street, New York, New York, for the following purposes:

(1)	The election of four (4) trustees to our board of trustees each for a term of three years to expire in 2009;
(2)	The approval of an amendment to our Second Amended and Restated Trust Agreement to increase the number of authorized shares from 100,000,000 to 160,000,000;

(3) The adjournment or postponement of the meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the meeting to approve the proposals; and

(4) The transaction of such other business as may properly come before the meeting.

Our board of trustees recommends a vote “FOR” each of the proposals. The accompanying proxy statement contains additional information and should be carefully reviewed by shareholders.

Our board of trustees has fixed the close of business on April 14, 2006 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting and any adjournment or postponement thereof.

By Order of the Board of Trustees

Marc D. Schnitzer

Chief Executive Officer and President

IT IS MOST IMPORTANT THAT YOU VOTE YOUR COMMON SHARES OF BENEFICIAL INTEREST AND/OR SPECIAL PREFERRED VOTING SHARES EITHER BY INTERNET, PHONE OR MAIL. IF YOU DECIDE TO DO SO BY MAIL, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD.

YOUR FAILURE TO PROMPTLY VOTE YOUR SHARES INCREASES THE OPERATING COSTS OF YOUR INVESTMENT.

YOU ARE CORDIALLY INVITED TO PERSONALLY ATTEND THE MEETING, BUT YOU SHOULD VOTE BY INTERNET, PHONE OR MAIL WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.

CHARTERMAC

625 MADISON AVENUE

NEW YORK, NEW YORK 10022

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PROXY STATEMENT

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ANNUAL MEETING OF SHAREHOLDERS

The accompanying form of proxy is solicited on behalf of the board of trustees of CharterMac (which we refer to as “our Company,” “we,” “our” or “us”) for use at the annual meeting of shareholders to be held Tuesday, June 13, 2006 at 10:00 A.M. (local time), at the law offices of Paul, Hastings, Janofsky & Walker LLP, 75 East 55th Street, New York, New York, and at any adjournment or postponement thereof. On or about May 1, 2006, we first mailed these proxy materials to holders of record of our common shares (“Common Shares”) and Special Preferred Voting Shares (“Special Preferred Voting Shares”) at the close of business on April 14, 2006. Our executive offices are located at 625 Madison Avenue, New York, New York 10022 (telephone: (212) 317-5700).

Common Shares and Special Preferred Voting Shares represented by properly executed proxy cards received by us at or prior to the annual meeting will be voted according to the instructions you indicate on the proxy card. If you do not give any instructions, the persons named on your signed proxy card intend to vote your Common Shares and Special Preferred Voting Shares so represented “FOR” each of the proposals.

You may revoke your proxy and reclaim your right to vote by (i) delivering to our secretary a written notice of revocation bearing a later date than the date of the proxy at or prior to the annual meeting, (ii) delivering to our secretary a duly executed, subsequently dated proxy with respect to the same Common Shares or Special Preferred Voting Shares at or prior to the annual meeting, or (iii) attending the annual meeting and voting in person, although attendance at the annual meeting will not, by itself, constitute revocation. Any written notice revoking a proxy should be delivered at or prior to the annual meeting to the attention of the Secretary, CharterMac, 625 Madison Avenue, New York, New York 10022.

Our board of trustees recommends a vote “FOR” each of the proposals.

As of April 14, 2006, our outstanding voting shares consisted of approximately 52,030,258 Common Shares, 350,790 restricted Common Shares and 14,865,311 Special Preferred Voting Shares. Each of the foregoing voting shares is entitled to one vote on all matters that may come before the annual meeting.

Also as of such date, our outstanding non-voting shares consisted of 6,552,070 Convertible Community Reinvestment Act Preferred Shares (the “Convertible CRA Shares”), which are convertible into 6,487,301 Common Shares, 2,160,000 4.4% Perpetual Convertible Community Reinvestment Act Preferred Shares (the “4.4% Convertible CRA Shares”, and together with the Convertible CRA Shares, the “CRA Preferred Shares”), which are convertible into 3,904,554 Common Shares, 14,865,311 Special Common Units of CharterMac Capital Company, LLC (“Special Common Units”), which are convertible into 14,865,311 Common Shares, and 539,383 Special Membership Units of CM Investor LLC, which are convertible into 539,383 Common Shares.

PROPOSALS BEFORE THE MEETING

Proposal #1: Election of Trustees

At the annual meeting, four trustees are to be elected for three-year terms expiring in 2009. All of the nominees are currently trustees of our Company. Our board of trustees is organized into three classes, each with three-year terms, so only approximately one-third of its members stand for election each year. Trustees are elected by a plurality of the votes cast (assuming the presence of a quorum consisting of a majority of holders of our Common Shares, whether present in person or by proxy).

Due to the departure from our board of trustees of Stuart Boesky, our former Chief Executive Officer and a non-independent trustee, our board determined to reduce its overall size from thirteen members to twelve members while still maintaining the required majority of independent trustees as mandated by our Trust Agreement and the rules of the New York Stock Exchange. As a result, only four of the five trustee positions which expire this year are being filled.

Unless holders of our Common Shares and Special Preferred Voting Shares otherwise specify, the Common Shares and Special Preferred Voting Shares represented by duly executed proxies will be voted “FOR” the indicated nominees for election as trustees. Our board of trustees has no reason to believe that any of the nominees will be unable or unwilling to continue to serve as a trustee if elected. However, in the event that any nominee should be unable or unwilling to serve, the Common Shares and Special Preferred Voting Shares represented by proxies received will be voted for another nominee selected by our board of trustees. Our board of trustees recommends a vote “FOR” each of the listed nominees.

The following table sets forth information with respect to each nominee nominated to serve as a trustee for a term to expire in 2009.

Name of Trustee/ Nominee for Election	Age	Principal Occupation
Stephen M. Ross	65

Stephen M. Ross is the non-executive Chairman of the board of trustees of our Company. Mr. Ross is the founder, Chairman, Chief Executive Officer and Managing General Partner of The Related Companies, L.P. (“TRCLP”). Mr. Ross began his career working for the accounting firm of Coopers & Lybrand in Detroit as a tax attorney. Later, he moved to New York where he worked for two large Wall Street investment banking firms in their real estate and corporate finance departments before founding TRCLP in 1972. Mr. Ross graduated from the University of Michigan School of Business Administration with a Bachelor of Science degree and from Wayne State School of Law with a Juris Doctor degree. He then received a Master of Laws degree in Taxation from New York University School of Law. Mr. Ross endowed the Stephen M. Ross School of Business at the University of Michigan. Mr. Ross is a member of the Executive Committee of the Board of Directors of the Real Estate Board of New York and is a trustee of the National Building Museum. Mr. Ross also serves on the Board of Directors of Kerzner International Ltd. (NYSE: KZL), Equinox Holdings, Inc. (an affiliate of TRCLP), the Juvenile Diabetes Research Foundation, the Jackie Robinson Foundation and the Guggenheim Museum.

Jerome Y. Halperin	75

Jerome Y. Halperin is a managing trustee (independent trustee) of our Company and a retired partner of PricewaterhouseCoopers, LLP, the international accounting firm, where he spent 39 years in varied positions. Mr. Halperin’s final position at PricewaterhouseCoopers was Chairman of the international actuarial, benefits and compensation services group. After his retirement from PricewaterhouseCoopers, Mr. Halperin was the President of the Detroit Investment Fund, a private investment fund established to stimulate economic growth in the city of Detroit. Currently, Mr. Halperin is a consultant on various real estate projects. He serves on the board of directors of several charitable organizations and was the Chairman of the Michigan Tax Forms Revisions Committee, a position he was appointed to by the Governor of the State of Michigan. Mr. Halperin is the co-author of “Tax Planning for Real Estate Transactions”. Mr. Halperin received a Bachelor of Business Administration from the University of Michigan and a Juris Doctor from Harvard Law School. He serves on the board of directors of Mezzanine Investors Capital and Equinox Holdings, Inc. (an affiliate of TRCLP). Mr. Halperin is the chairman of our audit committee and is a member of our

		capital markets committee.
Nathan Gantcher	65

Nathan Gantcher is a managing trustee (independent trustee) of our Company. Mr. Gantcher founded and since May of 2005 has been a Managing Member of EXOP Capital LLC. He was Co-chairman, President and Chief Executive Officer of Alpha Investment Management L.L.C. from 2002 until August 2004 when the firm was sold. Prior to joining Alpha Investment Management, Mr. Gantcher was a private investor from 1999 to 2001. Mr. Gantcher served as Vice Chairman of CIBC Oppenheimer Corp. from 1997 to 1999. Prior to becoming Vice Chairman of CIBC Oppenheimer Corp., Mr. Gantcher served as Co-Chief Executive Officer of Oppenheimer & Co., Inc. Mr. Gantcher had been with Oppenheimer since 1968. Prior to joining Oppenheimer, he was an account executive with Young & Rubicam, the advertising firm, for four years. Mr. Gantcher recently retired as Chairman of the board of trustees of Tufts University, where he had been a member since 1983 and chairman for eight years. He is a member of the Council on Foreign Relations, a director of Mack-Cali Realty Corporation (NYSE:CLI), NDS Group plc and Liquidnet, Inc. and a former governor of the New York Stock Exchange. Mr. Gantcher is a member of the steering committee of the Wall Street division of the U.J.A., a past director of the Jewish Communal Fund and a trustee of the Anti-Defamation League Foundation. Mr. Gantcher also is a member of the Board of Overseers at Columbia Business School. Mr. Gantcher received a Bachelor of Arts from Tufts University and a Masters in Business Administration from Columbia Business School. Mr. Gantcher is the chairman of our capital markets committee, the chairman of our compensation committee, and a member of our nominating and governance committee.

Robert L. Loverd	63

Robert L. Loverd is a managing trustee (independent trustee) of our Company and the former Group Chief Financial Officer and a Founding Partner of MC European Capital (Holdings), a London investment banking and securities firm, which was established in 1995 and substantially sold in 2000. From 1979 to 1994, Mr. Loverd held various positions in New York and London in the Investment Banking Department of Credit Suisse First Boston. Prior to that, Mr. Loverd was a shareholder in the International Investment Banking Department of Kidder, Peabody & Co. Incorporated. Mr. Loverd is a member of the Board of Directors of Harbus Investors. Mr. Loverd received a Bachelor of Arts degree from Princeton University and a Masters in Business Administration from Harvard Business School. Mr. Loverd is our lead independent trustee, the chairman of our nominating and governance committee and a member of our capital markets committee.

Proposal #2: Amendment of Trust Agreement to Increase the Number of Authorized Shares to 160,000,000

General

CharterMac's Second Amended and Restated Trust Agreement (the "Trust Agreement") currently authorizes the issuance of up to 100,000,000 shares of beneficial interest (common, preferred or otherwise) ("Shares"). On April 3, 2006, CharterMac's Board of Trustees unanimously approved, subject to Shareholder approval, an amendment to Section 6.1 of the Trust Agreement to increase the number of authorized Shares from 100,000,000 to 160,000,000. Under the amendment, the first line of the first paragraph of Section 6.1 of the Trust Agreement would read as follows:

6.1 Authorization of Shares. The Trust is authorized to issue 160,000,000 Shares.

As of March 31, 2006, CharterMac had (i) 52,361,348 Common Shares issued, (ii) 6,552,070 Convertible CRA Shares issued; (iii) 2,160,000 4.40% Convertible CRA Shares issued; (iv) 933,567 Common Shares reserved for issuance upon conversion of the Company's Convertible CRA Shares; (v) 3,904,554 Common Shares reserved for issuance upon conversion of the Company’s 4.4% Convertible CRA Shares; (vi) 331,090 Common Shares held in treasury by the Company; (vii) 5,603,231 Common Shares reserved for issuance upon the exercise of restricted Common Shares or options granted and to be granted pursuant to our Amended and Restated Incentive Share Plan; (viii) 155,195 Common Shares reserved for issuance pursuant to our Restricted Share Plan; (ix) 800,000 Common Shares reserved for issuance in connection with an option for Common Shares issued to our chairman; (x) 14,865,311 Common Shares reserved for issuance upon conversion of the Special Common Units; (xi) 539,383 Common Shares reserved for issuance upon the conversion of issued and outstanding Special Membership Units and 364,464 Common Shares reserved in respect of Special Membership Units that we may have to issue in the future pursuant to certain agreements; and (xii) 73,138 Common Shares reserved for issuance to employees of one of our subsidiaries (CharterMac Real Estate Securities Holdings). As a result of the foregoing Shares which have been issued or reserved, CharterMac only has 14,846,075 unissued Shares remaining.

Benefits of Amendment

The Board of Trustees believes that the proposal to amend the Trust Agreement to increase the number of Shares authorized from 100,000,000 to 160,000,000 is in the best interest of CharterMac and its Shareholders.

Over the past several years, CharterMac has successfully utilized its Common Shares (and the equity of its subsidiaries) to complete acquisition transactions, which has allowed it to retain additional capital that it would otherwise have had to utilize in completing those acquisitions. CharterMac expects to continue to use its Common Shares in lieu of cash to acquire assets. In addition, in order to continue to grow, CharterMac expects that it will continue to access the equity capital markets and incur indebtedness. CharterMac has historically maintained a low level of indebtedness which has meant that it must be able to continue to issue Shares in order to continue to grow.

CharterMac consistently reviews the most economically viable, non-dilutive ways to fund its investment activity and has been able to issue Common Shares at favorable pricing. CharterMac's Common Shares have been well received by the equity capital markets and have sustained little share price volatility. Therefore, CharterMac anticipates that it will continue to be able to issue Common Shares through public offerings at favorable pricing and will need the capacity to do this, although there can be no assurances that favorable pricing can be achieved.

CharterMac also intends to issue Common Shares, as the Company has done in the past, in connection with general corporate purposes.

By increasing the authorized Shares from 100,000,000 to 160,000,000, such availability would eliminate the delay and expense involved in first conducting a special meeting of Shareholders to specifically increase the authorized Shares and would provide CharterMac with the flexibility to act in a timely manner to take advantage of favorable market conditions and other opportunities, including issuing Common Shares pursuant to its effective shelf registration statement.

Effects of Amendment

The increase in the authorized Shares and the subsequent issuance of such Shares could have the effect of delaying or preventing a change in control of the Company without further action by the Shareholders. To the extent that additional Shares are issued in the future, they will decrease existing Shareholders' percentage equity ownership and, depending upon the price at which they are issued, could be dilutive to existing Shareholders.

Vote Required to Amend the Trust Agreement to Increase the Number of Authorized Shares

The Trust Agreement will be amended to reflect the increase in the number of authorized Shares upon the affirmative vote of a majority of the outstanding Common Shares and Special Preferred Voting Shares.

THE BOARD OF TRUSTEES DEEMS ADVISABLE, AND RECOMMENDS A VOTE FOR, THE AMENDMENT TO THE TRUST AGREEMENT TO INCREASE THE AUTHORIZED SHARES FROM 100,000,000 TO 160,000,000.

MANAGEMENT

Our board of trustees directs the management of the business of our Company but retains our subsidiary, CharterMac Capital LLC (“CharterMac Capital”, formerly known as Related Capital Company LLC), to manage our day-to-day affairs. See “CharterMac Capital”, below. In addition, we have an operating committee that, subject to the authority of our board of trustees, is vested with general responsibility for the ordinary and usual management of our business and affairs. The operating committee is comprised of trustees (Mr. Ross, Jeff T. Blau, Alan P. Hirmes and Marc D. Schnitzer) and a former trustee (Michael J. Brenner). Each member of the operating committee has one vote. In the event the members of the operating committee have a significant disagreement on a given matter, that matter will be referred to our board of trustees for resolution. Each of our executive officers reports directly to the operating committee.

Meetings and Attendance

During 2005, our board of trustees held six meetings, the audit committee held seven meetings, the compensation committee held four meetings, the nominating and governance committee held four meetings, the conflicts committee held three meetings, the investment committee held eleven meetings, and the capital markets committee held five meetings. The average attendance in the aggregate of the total number of board of trustees and committee meetings was 96%, and no trustee attended fewer than 75% of the aggregate of all meetings of the board of trustees and applicable committee meetings.

Our Company does not have a formal policy requiring trustees to be present at annual meetings, although we do encourage their attendance. Eight of our twelve trustees attended the 2005 annual meeting.

Trustee Compensation

During 2005, each of our independent trustees received annual compensation at the rate of $50,000, payable $25,000 in cash (or, at a trustee’s option, Common Shares) and Common Shares having an aggregate value of $25,000, based on the fair market value at the date of issuance. The trustees had the option to have their Common Shares cliff-vest after a three-year period. In addition, independent trustees are eligible for an expense reimbursement for attending meetings of the board of trustees and the committees. The chairman of the audit committee received an additional $5,000 per year for serving as chairman.

Effective January 2006, the Company increased independent trustee compensation from $50,000 per year to $60,000 per year, payable in cash and Common Shares having an aggregate value, based on the fair market value at the date of issuance, of not less than 50% of such compensation (or, at a trustee’s option, up to 100% of such compensation shall be payable in Common Shares provided that a trustee must elect to receive any common share compensation above the 50% minimum in 10% increments). Mr. Loverd is paid an additional annual fee of $50,000 in consideration for his service as Lead Trustee of the board of trustees. In addition, the independent trustees will receive annual compensation for service on committees of the board of trustees as set forth in the chart below, which compensation will be payable in cash and Common Shares having an aggregate value, based on the fair market value at the date of issuance, of not less than 50% of such compensation (or, at a trustee’s option, up to 100% of such compensation shall be payable in Common Shares provided that a trustee must elect to receive any common share compensation above the 50% minimum in 10% increments):

Committee	Chair	Member
• Audit	$15,000	$7,000
• Compensation	$8,000	$5,000

• Nominating

and Governance	$8,000	$5,000
• Investment	$6,000	$4,000
• Capital Markets	$6,000	$4,000

Trustees and Executive Officers

As of the date of this proxy statement, the trustees and executive officers of our Company are as follows:

Name	Age	Offices Held	Independence	Year First Became Officer/Trustee	Term Expires
Stephen M. Ross	65	Managing Trustee, Non-Executive Chairman of the Board	Non-Independent	1999	2006
Marc D. Schnitzer	45	Managing Trustee, Chief Executive Officer and President	Non-Independent	2003	2008
Alan P. Hirmes	51	Managing Trustee, Chief Financial Officer and Chief Operating Officer	Non-Independent	1997	2008
Peter T. Allen	60	Managing Trustee	Independent	1997	2007
Andrew L. Farkas	45	Managing Trustee	Independent	2004	2007
Jeff T. Blau	38	Managing Trustee	Non-Independent	2003	2007
Robert A. Meister	64	Managing Trustee	Independent	2003	2007
Jerome Y. Halperin	75	Managing Trustee	Independent	2003	2006
Nathan Gantcher	65	Managing Trustee	Independent	2003	2006
Robert L. Loverd	63	Managing Trustee	Independent	2003	2006
Janice Cook Roberts	46	Managing Trustee	Independent	2003	2008
Thomas W. White	67	Managing Trustee	Non-Independent	2000	2008

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Biographical information with respect to Messrs. Ross, Halperin, Gantcher and Loverd is set forth under “PROPOSALS BEFORE THE MEETING; Proposal # 1: Election of Trustees” above.

Marc D. Schnitzer is a managing trustee, Chief Executive Officer and President of our Company and the Chief Executive Officer of CharterMac Capital. Mr. Schnitzer also is the Chairman of the board of directors of CharterMac Mortgage Capital Corporation (“CharterMac Mortgage Capital”). Prior to his appointment as our Chief Executive Officer on March 14, 2006, Mr. Schnitzer was the President of our Company. Mr. Schnitzer directs the overall operations of all of the CharterMac subsidiaries and is responsible for corporate development and strategic planning. Mr. Schnitzer is a frequent speaker at industry conferences sponsored by the National Council of State Housing Agencies, the National Housing and Rehabilitation Association and the National Association of Homebuilders. He is a member of the Executive Committee of the Board of Directors of the National Multi-Housing Council and a Vice President and member of the Executive Committee of the Affordable Housing Tax Credit Coalition. Mr. Schnitzer joined CharterMac Capital in 1988 after receiving his Master of Business Administration degree from The Wharton School of the University of Pennsylvania in 1987. From 1983 to 1986, Mr. Schnitzer was a Financial Analyst with First Boston Corporation, an international investment bank. Mr. Schnitzer received a Bachelor of Science degree in business administration, summa cum laude, from the Boston University School of Management in 1983. Mr. Schnitzer is also the President of American Mortgage Acceptance Company (“AMAC”) (AMEX: AMC), a publicly traded REIT advised by an affiliate of our Company.

Alan P. Hirmes is a managing trustee, the Chief Financial Officer and Chief Operating Officer of our Company, a member of the board of directors of CharterMac Mortgage Capital and the President of CharterMac Capital, both of which are subsidiaries of our Company. Mr. Hirmes also serves as the principal accounting officer for our Company. Mr. Hirmes is responsible for managing the finance, accounting, human resources, information technology and corporate communications departments, as well as the joint venture development program. Mr. Hirmes has been a Certified Public Accountant in New York since 1978. Mr. Hirmes currently serves as Chairman Emeritus of the Affordable Housing Tax Credit Coalition, a national organization dealing with issues relating to the Tax Credit Program. He is also a member of the Advisory Board of the LIHTC Monthly Report and of the National Housing Conference, and he serves on the Executive Board of the National Multi-Housing Council. Prior to joining CharterMac Capital in October 1983, Mr. Hirmes was employed by Weiner & Co., certified public accountants, where he specialized in real estate and partnership taxation. Mr. Hirmes graduated from Hofstra University with a Bachelor of Arts degree. Mr. Hirmes also serves on the board of trustees and is the Chief Financial Officer of AMAC.

Peter T. Allen is a managing trustee (independent trustee) of our Company and the President of Peter Allen & Associates, Inc., a real estate development and management firm in which capacity he has been responsible for the leasing, refinancing and development of major commercial properties. Mr. Allen has also been an adjunct faculty member of the Graduate School of Business at the University of Michigan since 1981. Mr. Allen received a Bachelor of Arts Degree in history/economics from DePauw University and a Masters Degree in Business Administration with Distinction from the University of Michigan. Mr. Allen is a member of our compensation committee and our audit committee.

Andrew L. Farkas is a managing trustee (independent trustee) of our Company and the founder of Island Capital, of which he is its Managing Member, Chairman and President. Mr. Farkas was previously Chairman and Chief Executive Officer of Insignia Financial Group, Inc. (“Insignia”), a global real estate services company that was merged with CB Richard Ellis in July 2003. Mr. Farkas founded Insignia in 1990. By 2003, Insignia had become the leading commercial real estate firm in both New York and London and operated throughout the United States, the United Kingdom and France. Mr. Farkas received a Bachelor of Arts degree from Harvard University in 1982, where he majored in Econometrics. Mr. Farkas is a member of our investment committee and our capital markets committee.

Jeff T. Blau is a managing trustee and the President of TRCLP. Over the past 15 years Mr. Blau has been responsible for directing and overseeing new developments worth over $6 billion in virtually every sector of the real estate industry. In his position as President of TRCLP, Mr. Blau is responsible for new development origination and for strategic oversight of the firm’s affiliated group of companies. Mr. Blau completed his undergraduate studies at the University of Michigan and received his Masters Degree in Business Administration from the Wharton School of the University of Pennsylvania. Mr. Blau is an active member of numerous professional and charitable organizations and currently sits on the board of directors of the Doe Fund, the 14th Street Local Development Corporation / Business Improvement District, ABO, Equinox Holdings, Inc. (an affiliate of TRCLP) and the YMCA of Greater New York. Mr. Blau is a member of our investment committee. Mr. Blau is also the interim Chairman and Chief Executive Officer of AMAC.

Robert A. Meister is a managing trustee (independent trustee) and the Vice Chairman of Aon Risk Services Companies, Inc. (“Aon”), an insurance brokerage, risk consulting, reinsurance and employee benefits company and a subsidiary of Aon Corporation and has served in this position since 1991. Prior to Aon, Mr. Meister was the Vice Chairman and a Director of Sedgwick James from 1985–1991 and the Vice Chairman of Alexander & Alexander from 1975–1985. Mr. Meister is a member of the board of directors of Ramco Gershenson Properties (NYSE: RPT) and Universal Health Services (NYSE: UHS) and serves on each company’s compensation committee. Mr. Meister has served on the board of directors of several charitable organizations. Mr. Meister received a Bachelor of Science degree in Business Administration from Pennsylvania State University. Mr. Meister is a member of our nominating and governance committee.

Janice Cook Roberts is a managing trustee (independent trustee) of our Company and Co-Chief Executive Officer and Co-President of the New York City Investment Fund, which provides financial and strategic assistance to businesses that spur economic activity in New York City. Joining the organization in 1996, Ms. Roberts helped launch the Fund, which has raised over $100 million in capital and has invested in over 50 businesses since its inception. Prior to joining the New York City Investment Fund, Ms. Roberts was employed by MCA/Universal, serving as Executive Director of the International division from 1989 to 1996 and as Senior Auditor in the Corporate Internal Audit division from 1987 to 1989. Ms. Roberts was also Assistant Treasurer at Bankers Trust Company from 1982 to 1985, in which capacity she performed detailed financial analysis and modeling. Ms. Roberts received her Bachelor of Arts degree in Political Science and French from Amherst College and her Masters in Business Administration from the Harvard Graduate School of Business Administration. Ms. Roberts is a member of our audit committee.

Thomas W. White is a managing trustee of our Company. Mr. White retired as a Senior Vice President of Fannie Mae in the multifamily activities department, where he was responsible for the development and implementation of policies and procedures for all Fannie Mae multifamily programs, including the delegated underwriting and servicing program, prior approval program and negotiated swap and negotiated cash purchases product lines. He was also responsible for asset management of multifamily loans in a portfolio of mortgage-backed securities. Mr. White joined Fannie Mae in November 1987 as director of multifamily product management. He was elected Vice President for multifamily asset acquisition in November 1998 and assumed his position of Senior Vice President in November 1990. Prior to joining Fannie Mae, he served as an investment banker with Bear Stearns, Inc. He also was the executive vice president of the National Council of State Housing Agencies; chief underwriter for the Michigan State Housing Development Authority; and served as a state legislator in the state of Michigan. In July 2001, we hired Mr. White as a consultant. Mr. White serves on the Board of Directors of New York Mortgage Trust, Inc. (NYSE: NTR), Enterprise Community Investment, Inc. and CharterMac Mortgage Capital. Mr. White is Chairman of our investment committee.

Committees of the Board of Trustees

Our board of trustees has standing audit, compensation, nominating and governance, investment and capital markets committees. As explained below, in March 2006 the board dissolved the conflicts committee and transferred certain of its duties to the nominating and governance committee (see “- Conflicts Committee” below). The functions of each committee are detailed in the respective committee charters, which are available on our website at http://www.chartermac.com in the “Investor Relations” section (under “Corporate Governance”). Please note that the information on our website is not incorporated by reference in this Proxy Statement.

Audit Committee

The audit committee’s duties include the periodic review of our financial statements and meetings with our independent auditors. The audit committee must have three members and be comprised solely of independent trustees. The audit committee held seven meetings during the year ended December 31, 2005 and is currently comprised of Mr. Halperin, Mr. Allen and Ms. Roberts, each of whom the board of trustees has determined is independent within the meaning of Securities and Exchange Commission (“SEC”) rules and regulations and the listing standards of the New York Stock Exchange. In addition, our board of trustees has determined that Mr. Halperin is qualified as an audit committee financial expert within the meaning of SEC rules and regulations and the listing standards of the New York Stock Exchange. On September 20, 2005, our board of trustees approved revisions to the audit committee’s charter to provide that the committee will review and oversee our internal audit and Sarbanes-Oxley compliance programs. Our amended audit committee charter, which is posted on our website at http://www.chartermac.com in the “Investor Relations” section, is also attached to this proxy statement as Appendix A.

Compensation Committee

The compensation committee’s duties include the determination of the compensation of our executive officers, the administration of our Amended and Restated Incentive Share Plan (“Incentive Share Plan”) and the review and approval of any material employment agreements. The compensation committee must have at least two members and be comprised solely of independent trustees. The compensation committee held four meetings during the year ended December 31, 2005 and is currently comprised of Mr. Gantcher and Mr. Allen, each of whom the board of trustees has determined is independent within the meaning of SEC rules and regulations and the listing standards of the New York Stock Exchange.

Nominating and Governance Committee

The nominating and governance committee must have at least two members and be comprised solely of independent trustees. The nominating and governance committee is currently comprised of Messrs. Loverd, Gantcher and Meister, each of whom the board of trustees has determined is independent within the meaning of SEC rules and regulations and the listing standards of the New York Stock Exchange. The nominating and governance committee held four meetings during the year ended December 31, 2005.

The nominating and governance committee’s duties include recommending to the board of trustees for its approval (subject to the conditions set forth below) the trustee nominees for election at any annual or special meeting of our shareholders and overseeing our compliance with legal and regulatory requirements pertaining to corporate governance, including the corporate governance listing requirements of the New York Stock Exchange. In evaluating a candidate for trustee, the committee considers factors that are in the best interests of our Company and our shareholders, including:

(i)	business and/or technical experience and expertise relevant to the needs of our Company;
(ii)	leadership;
(iii)	diversity;
(iv)	ability to represent our shareholders; and

(v)       the independence and expertise standards mandated by SEC rules and regulations, the listing standards of the New York Stock Exchange and any other applicable federal or state law, rule or regulation.

The nominating and governance committee recommended (and our board of trustees approved) all of the current candidates to stand for election.

Pursuant to our by-laws, any shareholder entitled to vote at the annual meeting may submit a nomination for a trustee. Nominations by a shareholder must be given in a timely fashion and notice of the nomination must be given in writing to our board of trustees. To be timely, a shareholder’s notice must be delivered to the board of trustees at our principal executive offices not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, or if we have not previously held an annual meeting, notice by a shareholder to be timely may be delivered not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. Such shareholder’s notice must set forth as to each person whom the shareholder proposes to nominate for election or reelection as a managing trustee, all information relating to such person that is required to be disclosed in solicitations of proxies for election of managing trustees, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a managing trustee if elected). In the event that the number of managing trustees to be elected to the board of trustees is increased and there is no public announcement naming all of the nominees for managing trustee or specifying the size of the increased board of trustees made by us at least 70 days prior to the first anniversary of the preceding year’s annual meeting, a shareholder’s notice will also be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to the board of trustees at our principal offices not later than the close of business on the tenth day following the day on which we first made such public announcement.

So long as the holders of the Special Preferred Voting Shares own, in the aggregate, 7.5% or more of our outstanding voting securities, holders of a majority of the outstanding Special Preferred Voting Shares will have the right, in lieu of our board of trustees (or our nominating and governance committee thereof) to elect to our board of trustees any non-independent trustees to fill a vacancy and to nominate any non-independent trustees for election at any annual or special meeting of our shareholders. This power of nomination will not affect the right of the holders of our Common Shares to also nominate their choices for the non-independent trustee nominees as set forth in the previous paragraph. After the date upon which the holders of the Special Preferred Voting Shares own, in the aggregate, less than 7.5% of our outstanding voting securities, the nominating and governance committee will have the right to nominate non-independent trustees to fill a vacancy (which vacancies will be filled by the affirmative vote of a majority of our board of trustees) or to stand for election at any annual or special meeting.

If there is any vacancy for independent trustees, replacement independent trustees will be nominated by the nominating and governance committee and subject to the approval of two-thirds of the trustees. The vacancy shall be filled by a majority vote of the trustees electing a nominated replacement independent trustee. All trustees have the right to recommend to the nominating and governance committee for its consideration their choices for the replacement independent trustee nominees. If there is no remaining independent trustee, any such vacancies will be filled by a majority of the remaining managing trustees.

The nominating and governance committee approved, on behalf of the board of trustees, a set of Corporate Governance Guidelines and a Code of Business Conduct and Ethics for our Company. The ongoing administration of these two policies is overseen by the audit committee.

In March 2006, the board of trustees dissolved the conflicts committee and transferred to the nominating and governance committee the duties of reviewing, monitoring and approving any transaction by the Company in which a trustee or officer has a direct or indirect personal interest, overseeing compliance with the Future Relations Agreement between CharterMac and TRCLP, which subjects TRCLP to certain non-competition provisions, and reviewing disputes that may arise from any of the agreements related to the Company’s acquisition of CharterMac Capital.

Investment Committee

The investment committee’s duties include the review and oversight of our Company’s investment policies and strategies and the review and approval of new product lines and investment transactions for which the executive officers of our Company are not otherwise delegated the authority to execute, pursuant to the investment committee’s charter. The investment committee must have at least three members. The investment committee held eleven meetings during the year ended December 31, 2005 and is currently comprised of Messrs. White, Blau and Farkas.

Capital Markets Committee

The capital markets committee’s duties include the review of the annual capital plan, the review of our financing and hedging strategies and the approval of our debt and equity issuances and the debt and equity issuances of our subsidiaries. The capital markets committee must have at least three members. The capital markets committee held five meetings during the year ended December 31, 2005 and is currently comprised of Messrs. Gantcher, Loverd, Farkas and Halperin.

Conflicts Committee

In March 2006, the board of trustees dissolved the conflicts committee and transferred certain of its duties to the nominating and governance committee (see “- Nominating and Governance Committee” above). The conflicts committee’s duties included the review of transactions with Affiliates, as defined in the conflicts committee’s charter. The conflicts committee held three meetings during the year ended December 31, 2005 and was comprised of Mr. White, Mr. Meister and Ms. Roberts.

Executive Sessions of Trustees

Executive sessions or meetings of outside (non-management) trustees without management present are held regularly (at least four times a year). During these sessions, the independent trustees may review matters such as strategic issues, progress with respect to the operating plan and variances therefrom, significant personnel matters, compensation issues, management succession issues as well as regulatory and legal issues. From time to time the Chairman and/or Chief Executive Officer may be invited to join the executive session for a general discussion of relevant subjects. In 2005, the non-management trustees met in executive session six times.

Lead Independent Trustee

The board of trustees has appointed a non-management trustee to serve in a lead capacity (the “Lead Trustee”) to coordinate the activities of the other non-management trustees and to perform such other duties and responsibilities as the board of trustees may determine. Currently the Lead Trustee is Mr. Loverd. The role of the Lead Trustee includes: calling and presiding at executive sessions of the non-management trustees; functioning as principal liaison on board-wide issues between the non-management trustees and the Chairman; and participating in the flow of information to the board.

Communication with Trustees

You may communicate directly with the Lead Trustee, the chairs of the committees of the board of trustees or any or all members of the board of trustees of our Company by sending correspondence to our Company’s Secretary at: Secretary, CharterMac, 625 Madison Avenue, New York, New York 10022. The sender should indicate in the address whether it is intended for the entire board of trustees, the independent trustees as a group, or to an individual trustee. Each communication intended for the board or independent trustees received by the Secretary will be promptly forwarded to the intended recipients in accordance with the sender’s instructions.

Trustee Qualification Standards

Pursuant to New York Stock Exchange listing standards, our board of trustees has adopted a formal set of Categorical Standards for Determining Trustee Independence (the “Standards”) with respect to the determination of trustee independence. In accordance with these Standards, a trustee must be determined to have no material relationship with CharterMac other than as a trustee. The Standards specify the criteria by which the independence of our trustees will be determined, including strict guidelines for trustees and their immediate families with respect to past employment or affiliation with the Company or its independent registered public accounting firm. The Standards also limits commercial relationships of all trustees with the Company. All trustees are required to deal at arm’s length with the Company and its subsidiaries, and to disclose any circumstance that might be perceived as a conflict of interest.

Trustee Independence

The provisions of the board of trustees Categorical Standards regarding trustee independence meet the listing standards of the New York Stock Exchange. The Standards are attached to this proxy statement as Appendix B.

In accordance with these Standards, the board of trustees undertook its annual review of trustee independence. During this review, the board of trustees considered transactions and relationships between each trustee or any member of his or her immediate family and the Company and its subsidiaries and affiliates. The board of trustees also considered whether there were any transactions or relationships between trustees or any member of their immediate family (or any entity of which a trustee or an immediate family member is an executive officer, general partner or significant equity holder). As provided in the Standards, the purpose of this review was to determine whether any such relationships or transactions existed that were inconsistent with a determination that the trustee is independent.

As a result of this review, the board of trustees affirmatively determined that the following trustees are independent of the Company and its management under the criteria set forth in the Standards: Peter T. Allen, Andrew L. Farkas, Nathan Gantcher, Jerome Y. Halperin, Robert L. Loverd, Robert A. Meister and Janice Cook Roberts.

In making these determinations, the board of trustees considered that in the ordinary course of business, transactions may occur between the Company and its subsidiaries and companies at which some of our trustees are or have been officers. In each case, the amount of transactions from these companies in each of the last three years did not approach the thresholds set forth in the Standards.

Other Corporate Governance Initiatives

We have adopted a Code of Business Conduct and Ethics as defined under the rules of the SEC, that applies to our executive officers and all professionals in finance and finance-related departments, as well as our trustees and officers and employees of our subsidiaries.

We regularly monitor developments in the area of corporate governance and continue to enhance our corporate governance structure based upon a review of new developments and recommended best practices. Our corporate governance materials, including our Corporate Governance Guidelines, Code of Business Conduct and Ethics, Whistle Blower Policy (which is incorporated in our Code of Business Conduct and Ethics) and standing committee charters may be found on our website at http://www.chartermac.com in the “Investor Relations” section (under “Corporate Governance”). Copies of these materials are also available to shareholders upon written request to our Secretary, CharterMac, 625 Madison Avenue, New York, New York 10022.

CharterMac Capital

We and our subsidiaries (with the exception of CharterMac Mortgage Capital) operate our day-to-day activities utilizing the services and advice provided by our subsidiary, CharterMac Capital, subject to the supervision and review of our board of trustees and our subsidiaries’ board of trustees (or directors), as applicable.

Executive Officers

The executive officers of CharterMac Capital are set forth below:

Name	Age	Office
Marc D. Schnitzer	45	Chief Executive Officer
Alan P. Hirmes	51	President

Biographical information with respect to Mr. Schnitzer and Mr. Hirmes may be found under “MANAGEMENT — Trustees and Executive Officers.”

CharterMac Mortgage Capital

We conduct all of our mortgage banking activities through CharterMac Mortgage Capital and CharterMac Mortgage Partners.

Each of CharterMac Mortgage Capital and CharterMac Mortgage Partners has its own management team, although certain of the employees of CharterMac Capital also work with CharterMac Mortgage Capital and CharterMac Mortgage Partners. Mr. Schnitzer is the chairman of the boards of directors of CharterMac Mortgage Capital and CharterMac Mortgage Partners, and Mr. Hirmes is a member of the board of directors and an officer with the title of managing director of each of CharterMac Mortgage Capital and CharterMac Mortgage Partners.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and trustees, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. These persons are required by regulation of the SEC to furnish us with copies of all Section 16(a) forms they file.

During the fiscal year ended December 31, 2005, nine of our trustees did not comply with all applicable Section 16(a) filing requirements. The Company issued trustee compensation in the form of Common Shares to the following trustees on June 30, 2005 and arranged for the filings of the applicable Section 16(a) filings on July 15, 2005, which is longer than the two business day requirement of the SEC for filing Section 16(a) filings: Mr. Allen (568 Common Shares) , Charles L. Edson (568 Common Shares) (whose term on the Board ended on June 30, 2005), Mr. Farkas (1,135 Common Shares), Mr. Gantcher (1,135 Common Shares), Mr. Halperin (568 Common Shares), Mr. Loverd (1,135 Common Shares), Mr. Meister (1,135 Common Shares), and Ms. Roberts (1,135 Common Shares). In addition, Mr. Boesky, who was a trustee and the Chief Executive Officer of the Company until he stepped down from those positions effective November 15, 2005, purchased 500 Common Shares on May 11, 2005, 1,000 Common Shares on May 17, 2005, 1,000 Common Shares on May 24, 2005, and 500 Common Shares on May 27, 2005, and he did not file the applicable Section 16(a) filing until June 20, 2005, which is longer than the two business day requirement of the SEC for filing Section 16(a) filings. Other than as set forth above, the remaining trustees, executive officers and greater than ten percent beneficial owners complied with all applicable Section 16(a) filing requirements.

EXECUTIVE COMPENSATION

Compensation Committee Report on Compensation of Executive Officers of the Company

Statement of Philosophy

The compensation committee’s duties include the determination of the compensation of our executive officers, the administration of our Incentive Share Plan and the review and approval of any material employment agreements entered into by CharterMac Capital. We seek to attract and retain highly qualified individuals at all levels, and in particular, those whose performance is most critical to our Company’s success.

Our Company’s success depends on developing, motivating and retaining individuals who have the skills and expertise to lead our Company. Our Company’s executive compensation program is designed to help achieve these objectives. It is comprised of the following three main components: (i) competitive base salaries; (ii) bonuses; and (iii) long-term incentives.

Overview

In connection with our acquisition of CharterMac Capital, each of our executive officers entered into three-year contracts, the terms of which are summarized under the heading “Employment Agreements”, below. Under those contracts, each of the executive officers receives a base salary of $518,496 per year which is not subject to adjustment (other than in the discretion of the compensation committee and other than an annual increase pursuant to their respective employment agreements of the lesser of (a) 5% or (b) the percentage equal to the increase, if any, in the Consumer Price Index measured for the twelve (12) month period immediately preceding the effective date of the increase).

We may determine to pay bonus compensation which we have done in the past and may do in the future based on the criteria set forth under the headings “Cash Bonuses” and “Long-Term Incentives”.

Salaries

In keeping with the long-term and highly technical nature of our business, we generally take a long-term approach to executive compensation. Each year following the expiration of the three-year contracts entered into with each of the executive officers, the compensation committee will evaluate CharterMac Capital’s salary structure based on competitive positioning (comparing the Company’s salary structure with salaries paid by other peer companies); the Company’s own business performance; and general economic factors. Specific considerations are expected to include cash available for distribution growth, total return to shareholders and contributions to Company-wide achievement. In conducting its assessment, the compensation committee will review compensation data for comparable companies to the extent available.

Cash Bonuses

The bonus an executive receives, including the Chief Executive Officer, in large part depends on the executive’s individual performance and level of responsibility. Each year, we assess performance based on factors including business results, technical expertise, leadership and management skills.

Long-Term Incentives

Long-term incentive awards are intended to develop and retain strong management through share ownership and incentive awards that recognize future performance. We have adopted our Incentive Share Plan, the purpose of which is to (i) permit our Company and its subsidiaries to attract and retain qualified individuals as trustees and officers and (ii) to provide incentive and to more closely align their financial interests with the interests of our shareholders by providing these individuals with substantial financial interest in our success. The compensation committee administers our Incentive Share Plan.

Under the Incentive Share Plan, the compensation committee may grant options, restricted shares, deferred shares, performance units, and performance shares (collectively, “Awards”) to our trustees and officers (and the trustees, officers and employees of our subsidiaries) as authorized by our board of trustees.

The maximum number of shares that may be subject to Awards granted under the Incentive Share Plan (determined at the time each Award is granted) is the lesser of (i) ten percent (10%) of our outstanding shares (which includes Common Shares, preferred shares and any other securities that have the same economic attributes as our Common Shares) as of the December 31 of the immediately preceding calendar year, and (ii) the limit prescribed by listing standards of the New York Stock Exchange or any other national securities exchange or quotation system on which our shares are then listed.

All options granted by the compensation committee will have an exercise price equal to or greater than the fair market value of the Common Shares on the date of the grant. The maximum option term is ten years from the date of grant. All Common Share options granted pursuant to the Incentive Share Plan may vest immediately upon issuance or in accordance with the determination of the compensation committee.

Grants of restricted Common Shares to executive officers also form a part of the Company’s long-term incentive package. Typically, some portion of such grants would vest annually over a period of several years, so long as the executive officer remains employed by the Company. The recipients of such grants receive dividends and have voting rights with respect to unvested as well as vested shares. The Chief Executive Officer and certain other executive officers received 2005 bonuses in the form of cash and grants of options and restricted Common Shares which are summarized under the heading “Executive Compensation Summary Table” below.

The number of options granted to executive officers, including the Chief Executive Officer, is based on individual performance and level of responsibility. For this purpose, the compensation committee measures performance the same way as described above for cash bonuses. Long-term incentive awards must be sufficient in size to provide a strong incentive for executives to work for long-term business interests.

Chief Executive Officer Compensation

As previously discussed above, each of our executive officers, including our Chief Executive Officer, entered into three-year employment contracts in connection with our acquisition of CharterMac Capital. The terms of these employment contracts, including the terms of the employment contract of the Chief Executive Officer, are summarized under the heading “Employment Agreements”, below.

Summary

The compensation committee is responsible for seeing that the Company’s compensation program serves the best interests of its shareholders. In the opinion of the compensation committee, the Company has an appropriate and competitive compensation program, which has served the Company and shareholders well. The combination of base salary, cash bonuses, and emphasis on long-term incentives provides a balanced and stable foundation for effective executive leadership.

COMPENSATION COMMITTEE

Nathan Gantcher — Chairman

Peter Allen

Compensation Committee Interlocks and Insider Participation

Each of the compensation committee members is independent and none of the compensation committee members has any “interlocking” relationships. No compensation committee member was employed by the Company as an officer or employee during 2005. No executive officer of the Company serves as a member of the board of directors or compensation committee of any other company that has one or more executive officers serving as a member of our board of trustees or the compensation committee.

Executive Compensation Summary Table

The following table sets forth the compensation during each of the Company’s last three fiscal years paid to our Chief Executive Officer and the three other most highly compensated executive officers based on compensation earned during the fiscal year ended December 31, 2005:

Name and Principal Position at December 31, 2005	Year	Salary ($) (1)	Bonus ($)	Other Annual Compensation (2) ($)	Restricted Share Awards ($)(3)	Securities Underlying Share Options (number of shares) (4)	All Other Compensation ($)
Marc D. Schnitzer (5)	2005	$518,496	$ 600,000	$29,828	$450,007	192,245	$ --
Chief Executive Officer and President	2004	$521,323	$ 500,000	$29,758	$400,009	220,765	$ --
	2003	$ 61,538	$ 50,000 (6)	$ --	$ --	--	$ --
Stephen M. Ross (7)	2005	$ --	$ --	$ --	$ --	--	$ --
Chairman and Interim Chief Executive Officer
Stuart J. Boesky (8)	2005	$453,369	$ --	$24,626	$ --	--	$2,801,657 (9)
Chief Executive Officer	2004	$521,323	$ 500,000	$29,432	$400,009	220,765	$ --
	2003	$ 61,538	$ 50,000 (6)	$ --	$ --	--	$
Alan P. Hirmes	2005	$518,496	$ 600,000	$24,140	$450,007	192,245	$
Chief Financial Officer and	2004	$521,323	$ 500,000	$23,280	$317,060	174,985	$
Chief Operating Officer	2003	$ 61,538	$ 50,000 (6)	$ --	$ --	--	$
Denise L. Kiley (10)	2005	$278,385	$ 280,115	$21,464	$ --	--	$
Chief Credit Officer	2004	$521,323	$ 500,000	$25,884	$ --	--	$
	2003	$ 61,538	$ 50,000 (6)	$ --	$ --	--	$

__________

(1)   Based upon employment by CharterMac Capital, which became our subsidiary on November 17, 2003. Therefore, salaries on this chart for 2003 are the actual dollar amounts received for the period of time that the named persons were employees of a subsidiary of our Company (November 17, 2003–December 31, 2003) based on their annual salaries. For the period of January 1, 2003–November 16, 2003 the named persons did not receive any direct compensation from our Company. Rather, they received compensation from CharterMac Capital, which, prior to the acquisition, provided management services to our Company pursuant to a management contract. Salaries for 2004 and 2005 represent actual amounts paid during the calendar year to each named person. The annual base salary rates were $517,000 each as of December 31, 2004, and $ 541,092 as of December 31, 2005.

(2) Includes 401(K) match, premiums paid by the Company with respect to life insurance and health insurance; with respect to Mr. Boesky, an apartment allowance; and, with respect to Mr. Hirmes, Mr. Schnitzer and Ms. Kiley, an auto allowance.

(3)   For 2005, the value of the grants of restricted Common Shares effective January 3, 2006, is based upon the closing price of $22.03 of the Company’s Common Shares on the trading day prior to the date of the grants. For 2004, the value of the grants of restricted Common Shares effective January 3, 2005, is based upon the closing price of $24.44 of the Company’s Common Shares on the trading day prior to the effective date of the grants. These restricted Common Shares vest over a three-year period, with one third vesting on the first anniversary of the effective date of the grants. With respect to Mr. Boesky, the vesting of the share grants was accelerated to November 15, 2005, the day of his departure from the Company.

(4)   For 2005, options have a strike price of $22.03 and vest over a three-year period, with one third vesting on the first anniversary of the effective date of the grant, which was January 3, 2006. For 2004, options have a strike price of $24.44 and vest over a three-year period, with one third vesting on the first anniversary of the effective date of the grant, which was January 3, 2005.

(5) Mr. Schnitzer was named Chief Executive Officer on March 14, 2006.

(6)	Represents bonus payments for the period of November 17, 2003 to December 31, 2003.

(7) Mr. Ross served as Chief Executive Officer from November 15, 2005, (following the resignation of Mr. Boesky) until he was succeeded by Mr. Schnitzer on March 14, 2006. Mr. Ross is not an employee of the Company and receives no compensation from the Company.

(8) Mr. Boesky stepped down from the Company as of November 15, 2005.

(9) Includes a separation payment of $1,500,000, a grant of Common Shares valued at $800,000, a bonus of $500,000 with respect to the 2005 fiscal year and $1,657 of health insurance continuation benefits.

(10) Ms. Kiley resigned from the Company effective June 30, 2005.

Share Option Grants, Exercises and Holdings

As noted in footnote (3) above, Share options granted in 2006 pertained to 2005 services and options granted in 2005 pertained to 2004 services.

2005 Fiscal Year-End Option Values

			Number of Unexercised Options/SARs at Fiscal Year-End		Value of Unexercised in-the-Money Options/SARs at Fiscal Year-End
Name (1)	Shares Acquired on Exercise (#)	Value Realized($)	Exercisable (#)	Unexercisable (#)	Exercisable($)	Unexercisable ($)
Marc D. Schnitzer	0	$0	0	220,765	$0	$0
Stephen M. Ross	200,000	$842,000	200,000	600,000	$680,000	$2,040,000
Stuart J. Boesky	0	$0	220,765 (2)	0	$0	$0
Alan P. Hirmes	0	$0	0	174,985	$0	$0
Denise L. Kiley	0	$0	0	0	$0	$0

__________

(1)	See Executive Compensation Summary Table for title of the persons named above.
(2)	With respect to Mr. Boesky, the options granted in 2005 became exercisable upon when he stepped down as of November 15, 2005.

Option Grants In Last Fiscal Year

The following table provides information about the number of options granted to each of the named executive officers of the Company during the fiscal year ended December 31, 2005. No stock appreciation rights were granted to any named executive officer during the last fiscal year.

Name	Number of Securities Underlying Options Granted (#)	% of Total Options Granted to Employees In Fiscal Year	Exercise Price ($/sh)	Expiration Date	Grant Date Value (1)

Marc D. Schnitzer	192,245	45%	$22.03	1/03/16	$400,000
Stephen M. Ross	--	--	n/a	n/a	--
Stuart J. Boesky	--	--	n/a	n/a	--
Alan P. Hirmes	192,245	45%	$22.03	1/03/16	$400,000
Denise L. Kiley	--	--	n/a	n/a	--

(1)	Calculated using the Black Scholes option pricing model with the following assumptions:
Expected volatility	24.1%
Risk-free rate of return	4.5%
Dividend yield	7.6%
Expected average life	2 years
Rate of forfeiture	0%

Employment Agreements

The material terms of the employment agreements with Mr. Schnitzer and Mr. Hirmes are as follows:

Compensation

Each of the executives receives a base salary at an annual rate of $541,092, which amount may be increased from time to time at the discretion of the compensation committee of our board of trustees. This notwithstanding, an executive’s base salary will, at a minimum, increase annually by the lesser of (a) 5% or (b) the percentage equal to the increase, if any, in the Consumer Price Index measured for the twelve (12) month period immediately preceding the effective date of the increase. For 2005 the actual base salary paid to Mr. Hirmes and Mr. Schnitzer was $518,496.

Term

Each employment agreement is for a term of three-years, provided however that this term will automatically be extended for additional periods of one year commencing on the third anniversary of the effective date of the agreement and each anniversary thereof unless terminated by either party upon notice.

Non-competition/Non-solicitation

During the course of employment and for a period of eighteen (18) months thereafter, each executive has agreed not to engage, directly or indirectly, in a “competitive business” anywhere in the United States, provided that in the event that an executive terminates his employment for good reason or the executive’s employment is terminated by us without cause, the duration of the non-competition period will be reduced to a period of twelve (12) months following termination. “Competitive business” means arranging for or providing, directly or indirectly, debt and/or equity financing products or services to developers and owners of multifamily housing.

In addition, for a period of eighteen (18) months following the termination of an executive’s employment (or twelve (12) months in the event that an executive terminates his employment for good reason or the executive’s employment is terminated by us without cause) such individual will not, directly or indirectly, contact, solicit or do business of any kind in any competitive business with, any person who, during the two-year period preceding the date of termination of employment, sold or developed, or owned an interest in a tax credit property or a tax credit syndication interest sponsored by CharterMac Capital or any of its affiliates.

Termination

Employment may be terminated at any time during the term of employment (a) by us with or without cause; (b) by the executive upon notice of resignation delivered to the Company; (c) upon death of the executive; and (d) by us at any time after six months of an executive’s disability.

Upon termination of employment (a) by the executive for good reason or by the company without cause, (b) by the executive within one year after a change in control for good reason or if we terminate the executive’s employment in anticipation of, or within one year after a change of control, or (c) upon death or disability during the course of employment, such executive managing partner will be entitled to:

Termination other than in connection with a change in control. If employment is terminated by the executive for good reason or by us without cause, the executive will be entitled to (a) any unvested options awarded to the executive under the Incentive Share Plan and (b) severance compensation in an amount equal to twelve (12) months of his base salary plus 75% of the amount of his most recently declared and paid annual bonus compensation, payable in a lump sum within 30 days of the date of termination of employment. As an example of the computation of the severance payment which could be payable in a circumstance other than a change of control, assume that the executive is terminated in 2006: (a) his current base salary is $541,092 and (b) the annual bonus paid with respect to 2005 was $600,000. In this example, the severance compensation would equal $991,092.

Termination in connection with a change in control. In the event employment is terminated by the executive within one year after a change in control for good reason or by us in anticipation of, or within one year after, a change in control, the severance payable will be equal to 200% of the severance compensation payable in connection with a termination other than in the event of a change in control. As an example of the computation of the severance payment which could be payable in connection with a change of control, assume the same facts as above in “Termination other than in connection with a change in control”. In this example, the severance compensation would equal $991,092 multiplied by 2 or $1,982,184.

Death; disability.

In the event employment is terminated due to death or disability during the course of employment, such executive (and his estate or designated beneficiary) will be entitled to receive a cash payment equal to twelve (12) months of base salary plus 75% of the amount of the executive’s annual bonus compensation. As an example of the computation of the severance payment which could be payable in connection with death or disability, assume the same facts as above in “Termination other than in connection with a change in control”. In this example, the severance compensation would equal the same as for “Termination other than in connection with a change in control” (i.e., $991,092).

Other Benefits

During employment, each executive is also eligible to (i) participate in all bonus and incentive compensation plans made available from time to time, which will be considered at least annually by the compensation committee, and have opportunities for cash bonuses; (ii) receive options as the same may be awarded from time to time by the compensation committee under our Incentive Share Plan; and (iii) participate in the various medical, life insurance, pension and other employee benefit plans maintained by us.

Separation and Consulting Agreement with Former Chief Executive Officer

Mr. Boesky stepped down from his position as our Chief Executive Officer and as a member of our board of trustees, effective November 15, 2005. Our chairman, Mr. Ross, served as our interim Chief Executive Officer until our board of trustees appointed Mr. Schnitzer as our Chief Executive Officer on March 14, 2006. We entered into a Separation and Consulting Agreement (the “Agreement”) with Mr. Boesky pursuant to which he will serve as a consultant to CharterMac and its subsidiaries (collectively, the “Company”) for a period of one year, and his consulting contract may be terminated by either party. In connection with the Agreement, the Company paid Mr. Boesky $1.5 million in cash and issued Common Shares worth $800,000 during the fourth quarter of 2005, and paid Mr. Boesky $500,000 during the first quarter of 2006. Pursuant to the terms of the Agreement, the Company also paid Mr. Boesky approximately $64,000 in the fourth quarter of 2005 and will pay Mr. Boesky approximately $175,000 in 2006 for consulting services.

In addition, CharterMac accelerated the vesting on restricted shares and share options it had previously granted to Mr. Boesky as well as the Common Shares granted under the Agreement, and the lockup agreement with respect to his Special Common Units, which are exchangeable for Common Shares of CharterMac on a one-for-one basis, terminated upon his departure.

Pursuant to the Agreement, Mr. Boesky and the Company have mutually released claims each may have against the other, if any. The Agreement also contains non-compete provisions and provides that Mr. Boesky will not solicit Company employees or clients for specified time periods. Mr. Boesky also has agreed to a standstill with respect to the acquisition of securities of AMAC or other specified actions with respect to AMAC. AMAC is a Massachusetts real estate investment trust which is managed by an affiliate of CharterMac.

Stock Performance Graph

The following share performance graph compares our performance to the S&P 500 and the Russell 2000 stock indices. We are currently one of the companies included in the Russell 2000 stock index, an index that measures the performance of small market capitalization companies. The graph assumes a $100 investment on December 31, 2000. All stock price performance figures include the reinvestment of dividends.

Cumulative Total Return

	12/00	12/01	12/02	12/03	12/04	12/05
CHARTERMAC	$100.00	$130.14	$149.69	$195.45	$242.40	$226.81
S&P 500	100.00	88.12	68.64	88.33	97.94	102.75
RUSSELL 2000	100.00	102.49	81.49	120.00	142.00	148.46

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of March 31, 2006, the following shareholder was the beneficial owner of more than 5% of our outstanding Common Shares.

Class	Name and Address	Amount and Nature of Beneficial Ownership	Percent of Class
Common Shares	Related General II, L.P. 60 Columbus Circle New York, NY 10023	10,195,085(1)	13.04%

__________

(1)

Related General II, L.P. owns 685 Common Shares and 10,194,400 Special Common Units of CharterMac Capital Company, LLC, which are convertible into Common Shares of CharterMac on a one-for-one basis, subject to certain restrictions, and the associated 10,194,400 Special Preferred Voting Shares. Related General II, L.P. is owned by TRCLP. Mr. Ross owns 92% of TRCLP and Mr. Blau owns the remaining 8%.

As of March 31, 2006, trustees and executive officers of CharterMac owned directly or beneficially Common Shares as follows:

Name	Title	Amount and Nature of Beneficial Ownership	Percent of Class
Stephen M. Ross	Chairman	10,877,835 (1)	13.88%
Marc D. Schnitzer	Managing Trustee, Chief Executive Officer and President	1,018,362 (2)	1.30%
Alan P. Hirmes	Managing Trustee, Chief Financial Officer and Chief Operating Officer	1,628,242 (3)	2.08%
Jeff T. Blau	Managing Trustee	10,295,085 (4)	13.17%
Thomas W. White	Managing Trustee	972	*
Peter T. Allen	Managing Trustee (independent trustee)	9,608	*
Andrew L. Farkas	Managing Trustee (independent trustee)	3,339	*
Nathan Gantcher	Managing Trustee (independent trustee)	137,911 (5)	*
Jerome Y. Halperin	Managing Trustee (independent trustee)	3,307	*
Robert L. Loverd	Managing Trustee (independent trustee)	6,111	*
Robert A. Meister	Managing Trustee (independent trustee)	34,611 (6)	*
Janice Cook Roberts	Managing Trustee (independent trustee)	4,611 (7)	*
All Executive Officers and Trustees of CharterMac as a group (12 persons)		13,782,595 (8)	17.49%(9)

__________

*	Less than 1% of the outstanding Common Shares.
(1)

Includes (i) 461,593 Common Shares owned directly by Mr. Ross; (ii) 21,157 shares owned by RelCap Holding Company, LLC (“RelCap”), of which Mr. Ross owns indirectly 65%; (iii) 10,194,400 Special Common Units and 685 Common Shares owned by Related General II, L.P. TRCLP owns 100% of Related General II, L.P. and Mr. Ross owns 92% of TRCLP; (iv) 200,000 options exercisable for Common Shares on a one-for-one basis (which are exercisable within 60 days).

(2)

Includes (i) 28,050 Common Shares owned directly by Mr. Schnitzer; (ii) 21,157 shares owned by RelCap, of which Mr. Schnitzer owns indirectly 9.69%; (iii) 864,229 Special Common Units owned by Marc Associates, LP, of which Mr. Schnitzer owns 100%; (iv) 10,911 restricted Common Shares, of which 5,456 vest on January 3, 2007 and 5,455 vest on January 7, 2008; (v) 20,427 restricted Common Shares, which vest over a three-year period, commencing on January 3, 2006; and (vi) 73,588 options exercisable for Common Shares on a one-for-one basis (which are exercisable within 60 days).

(3)

Includes (i) 55,354 Common Shares owned directly by Mr. Hirmes; (ii) 21,157 shares owned by RelCap, of which Mr. Hirmes owns indirectly 9.69%; (iii) 1,464,330 Special Common Units owned by APH Associates, LP, of which Mr. Hirmes owns 85%, and the other 15% is held in a family trust with respect to which Mr. Hirmes disclaims beneficial ownership; (iv) 8,6489 restricted Common Shares, of which 4,324 vest on January 3, 2007 and 4,325 vest on January 3, 2008; (v) 20,427 restricted Common Shares, which vest over a three-year period, commencing on January 3, 2006; and (vi) 58,325 options exercisable for Common Shares on a one-for-one basis (which are exercisable within 60 days).

(4)

Includes (i) 60,000 Common Shares owned directly by Mr. Blau; (ii) 10,194,400 Special Common Units and 685 Common Shares owned by Related General II, L.P. TRCLP owns 100% of Related General II, L.P. and Mr. Blau owns 8% of TRCLP; and (iii) 40,000 Special Common Units owned directly by Mr. Blau.

(5)

Includes (i) 80,300 Common Shares owned directly by Mr. Gantcher; (ii) 30,000 Common Shares owned by Gantcher Family Partners, LLC; (iii) 15,000 shares held by Alice Gantcher, who is Mr. Gantcher’s wife; (iv) 8,000 shares held by Gantcher Family 1986 Trust; (v) 1,272 restricted Common Shares, which cliff-vest on June 30, 2007; (vi) 1,023 restricted Common Shares, which cliff-vest on December 31, 2007; (vii) 1,135 restricted Common Shares, which cliff-vest on June 30, 2008; (viii) 1,181 restricted Common Shares, which cliff-vest on December 31, 2008.

(6)

Includes (i) 30,000 Common Shares owned directly by Mr. Meister; (ii) 1,272 restricted Common Shares, which cliff-vest on June 30, 2007; (iii) 1,023 restricted Common Shares, which cliff-vest on December 31, 2007; (iv) 1,135 restricted Common Shares, which cliff-vest on June 30, 2008; and (v) 1,181 restricted Common Shares, which cliff-vest on December 31, 2008.

(7)

Includes (i) 1,272 restricted Common Shares, which cliff-vest on June 30, 2007; (ii) 1,023 restricted Common Shares, which cliff-vest on December 31, 2007; (iii) 1,135 restricted Common Shares, which cliff-vest on June 30, 2008; and (iv) 1,181 restricted Common Shares, which cliff-vest on December 31, 2008.

(8)

Includes (i) 21,157 Common Shares owned by RelCap; (ii) 685 Common Shares owned by Related General II, L.P.; (iii) 331,913 options exercisable for Common Shares on a one-for-one basis (which are exercisable within 60 days); (iv) 12,562,959 Special Common Units; and (v) 74,247 restricted Common Shares.

(9)

Based on the Common Shares outstanding as of March 31, 2006 (52,030,258) plus (i) the Common Shares issuable upon (w) the exercise of all options to purchase Common Shares which are exercisable within 60 days (613,174); (x) the conversion of all CRA Preferred Shares (10,391,855); (y) the conversion of all Special Common Units (14,865,311); and (z) the conversion of all Special Membership Units (539,383) and (ii) all restricted Common Shares (350,790).

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During the year ended December 31, 2005 we had, and we will continue to have, certain relationships with CharterMac Capital and our other affiliates.

Management and Servicing Agreements

We and our subsidiaries (with the exception of CharterMac Mortgage Capital) operate our day-to-day activities utilizing the services and advice provided by our subsidiaries, CharterMac Capital and Charter Mac Corporation (“CM Corp.”), subject to the supervision and review of our board of trustees and our subsidiaries' board of trustees (or directors), as applicable. Although our board of trustees and each board of trustees (or directors) of our subsidiaries has continuing exclusive authority over the respective entity’s management, affairs, and disposition of assets, our board of trustees (and the board of trustees of our subsidiaries, as applicable) has delegated to CharterMac Capital and CM Corp. the power and duty to perform some or all of the following management services pursuant to management agreements and servicing agreements:

(i)	manage the day-to-day operations of such entity;
(ii)	acquire, retain or sell such entity’s assets;

(iii)         seek out, present and recommend investment opportunities consistent with such entity’s investments or the dispositions thereof;

(iv)         when appropriate, cause an affiliate to serve as the mortgagee of record for mortgage investments of such entity and in that capacity hold escrow on behalf of mortgagors in connection with the servicing of mortgages;

(v)          obtain for such entity such services as may be required in acquiring and disposing of investments, disbursing and collecting the funds of such entity, paying the debts and fulfilling the obligations of such entity, and handling, prosecuting and settling any claims of such entity, including foreclosing and otherwise enforcing mortgages and other liens securing investments;

(vi)         obtain for us and our subsidiaries such services as may be required for property management, mortgage brokerage and servicing, and other activities relating to the investment portfolio;

(vii)	evaluate, structure and negotiate prepayments or sales of such entity’s investments;
(viii)	monitor operations and expenses; and
(ix)	performance of the foregoing services.

The term of our management agreement with CharterMac Capital is five years, ending November 17, 2008. The term of each of our subsidiaries' management and servicing agreements with CharterMac Capital and CM Corp. respectively are each five years ending November 17, 2008; provided that if our management agreement with CharterMac Capital is terminated or not renewed, we may terminate each of the management agreements with such subsidiaries. The management agreements and servicing agreements may be renewed, subject to evaluation and approval by the relevant entity’s board of trustees. Each management agreement may be terminated:

(i)	with or without cause by CharterMac Capital, or

(ii)          for cause by a majority of the applicable entity’s independent trustees, in each case without penalty and each upon 60 days’ prior written notice to the non-terminating party.

Each servicing agreement may be terminated:

(i)	with or without cause by either party upon 30 days’ prior written notice to the non-terminating party, or
(ii)	upon the occurrence of a servicer default upon five days’ prior written notice to CM Corp.

Each management and servicing agreement provides that each entity will indemnify the manager and its affiliates under certain circumstances.

Management and Servicing Fees

Under our management agreement with CharterMac Capital, CharterMac Capital or its designees is entitled to receive reimbursement of all costs incurred by CharterMac Capital and its designees in performing services for us under the management agreement plus an amount equal to a market-based percentage, as jointly determined from time to time by our Company and CharterMac Capital.

Under the management agreements with our subsidiaries, CharterMac Capital is entitled to receive a management fee equal to 0.10% of the aggregate original amount invested from time to time in investments plus reimbursement for its reasonable, actual out-of-pocket expenses incurred in connection with its duties under the management agreements; provided, however, that the amounts paid under the management agreements will be credited against the amounts owed by us to CharterMac Capital pursuant to our management agreement with CharterMac Capital. Under our and our subsidiaries' servicing agreements with CM Corp., CM Corp. is entitled to receive a revenue bond servicing fee equal to 0.15% per annum based on the outstanding principal amount of the revenue bonds held by such subsidiary. CM Corp. is also permitted to earn miscellaneous compensation which may include, without limitation, construction fees, escrow interest, property management fees, leasing commissions and insurance brokerage fees. The payment of any such compensation is generally limited to the competitive rate for the services being performed.

Fund Management Transactions

Substantially all fund origination revenues in our fund management segment are received from investment funds we have originated and manage, many of which comprise the variable-rate entities that we consolidate. While affiliates of our Company (owned by our executive officers) hold equity interests in the investment funds' general partner and/or managing member/advisor, we have no direct investments in these entities, and we do not guarantee their obligations. We have agreements with these entities to provide ongoing services on behalf of the general partners and/or managing members/advisors, and we receive all fee income to which these entities are entitled.

As of December 31, 2005, the obligors of certain revenue bonds were local partnerships for which the general partners of the controlling investment partnerships were non-equity managing partners controlled by CharterMac Capital.

As of December 31, 2002, the owner of the underlying property known as “Highpointe” and obligor of revenue bonds owned by us was an affiliate of ours who has not made an equity investment.  On December 29, 2005, the Highpointe property was sold to an unaffiliated third party and the proceeds were applied to pay off the revenue bond obligation.

In connection with the 2002 refinancing of a property partially owned by Mr. Ross, we entered into an agreement which allows the revenue bond to be put to us should the owner of the underlying property default on the bond. We, in turn, entered into agreements which allow us to put the bond to the general partners of the owner. This right is secured by collateral assignments of the general partners' partnership interests in the limited partnership that owns the underlying property.

Related Management Company, which is wholly owned by TRCLP, earned fees for performing property management services for various properties held in investment funds we manage and consolidate. The fees totaled $3.2 million in 2005, $2.2 million in 2004, $2.9 million in 2003 and $2.5 million in 2002.

Loan to American Mortgage Acceptance Company

In June 2004, we entered into an unsecured revolving credit facility with AMAC, an affiliated real estate investment trust, to provide it up to $20.0 million, bearing interest at LIBOR plus 3.0%, which is to be used to purchase new investments. This facility expires in June 2006. In the opinion of management, the terms of this facility are consistent with those of transactions with independent third parties. As of December 31, 2005, there were no advances outstanding.

Other Affiliated Transactions

TRCLP, which is majority controlled by Mr. Ross, provides services to us under a shared services agreement. The services provided include office management, payroll, human resources and other office services. The majority of the services are charged to us at the direct cost incurred by TRCLP.

We and AMAC have entered into a Subordinated Participation Agreement, under which AMAC has acquired a subordinated participation equal to $5.0 million in a note receivable investment we hold. We expect to sell the balance of the note receivable to AMAC at its $26.0 million par value during the second quarter of 2006.

A subsidiary of the Company advises AMAC and in consideration for its services collects asset management, incentive management, expense reimbursement and acquisition fees from AMAC. These fees, which are included in our fund sponsorship income, totaled approximately $4.9 million in 2005, $2.2 million in 2004, and $227,000 in 2003. Our subsidiary and AMAC entered into a new agreement, effective March 28, 2006. While the basis of certain of the fees the advisor will earn will be changed, we do not expect the fees it earns to differ significantly from the existing agreement absent the effect of AMAC’s growth.

We have acquired four revenue bonds with an aggregate face amount of approximately $34.5 million, for which the developer is Related Apartment Preservation, a subsidiary of TRCLP.

We have made a loan of $20,000,000 to Capri Capital Advisors (“CCA”), a subsidiary of Capri Realty Advisors Inc. which is partially owned by the chief executive officer of CharterMac Mortgage Capital. Additionally, one of our subsidiaries holds a preferred interest in CCA. We also advanced approximately $2.8 million to CCA through December 31, 2005.

CharterMac Mortgage Capital services a portfolio of loans for CreditRe Mortgage Capital, which is owned by TRCLP.

ACCOUNTING AND AUDIT INFORMATION

Audit Committee Report

The audit committee of our board of trustees has issued the following report with respect to our audited financial statements for the year ended December 31, 2005:

•	The audit committee has reviewed and discussed with our management our 2005 audited financial statements;
•

The audit committee has discussed with Deloitte & Touche LLP (our independent auditors) the matters required to be discussed by Statements on Auditing Standards No. 61 as amended by Statements on Auditing Standards No. 90;

•

The audit committee has received the written disclosures and letter from the independent auditors required by Independence Standards Board Standard No. 1 (which relates to the auditors’ independence from our Company and its related entities) and has discussed with the auditors their independence from us. The audit committee has concluded that the independent auditors are independent of our Company and our Manager, CharterMac Capital; and

•

The audit committee has discussed significant accounting policies applied by our Company in our financial statements. The audit committee met separately with the independent auditors, with and without management, to discuss the results of their examination and their observations and recommendations.

Based on the review and discussions referred to in the four items above, the audit committee recommended to our board of trustees that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2005.

Submitted by the audit committee of our board of trustees:

Jerome Halperin — Chairman

Peter Allen

Janice Roberts

Independent Auditors

Deloitte & Touche LLP has been and is presently our independent auditor. Representatives of Deloitte & Touche LLP are expected to be present at the annual meeting and to be available to respond to appropriate questions from holders of our Common Shares and Special Preferred Voting Shares. In addition, such representatives will have the opportunity to make a statement if they desire to do so.

The following table presents fees for professional audit services rendered by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte”) for the audit of our financial statements for the years ended December 31, 2005 and December 31, 2004, and fees for other services rendered by Deloitte during those periods.

	2005	2004
Audit Fees (a)	$2,220,450	$1,941,200
Audit-Related Fees (b)	—	283,500
Tax Fees (c)	—	208,600
All Other Fees (d)	—	—
Total	$2,220,450	$2,433,300

__________

(a)    Fees for audit services billed for 2005 and 2004 consisted of the audit of the Company’s annual financial statements and internal controls, reviews of the Company’s quarterly financial statements, comfort letters, consents and other services related to SEC matters.

(b)	Fees for audit-related services consisted of due diligence services associated with a 2004 investment.

(c)    Fees for tax services billed in 2004 consisted of tax compliance services. Tax compliance services are services rendered based upon facts already in existence or transactions that have already occurred to document, compute, and obtain government approval for amounts to be included in tax filings and consisted of Federal, state and local income tax return assistance. Deloitte did not provide tax compliance services in 2005.

(d)	No other services were rendered by Deloitte during 2005 or 2004.

All audit-related services, tax services and other services were pre-approved by the audit committee, which concluded that the provision of those services by Deloitte was compatible with the maintenance of Deloitte’s independence in the conduct of its auditing functions.

Policy on Pre-Approval of Independent Auditor Services

The audit committee is responsible for appointing, setting compensation and overseeing the work of the independent auditors. The audit committee has established a policy regarding pre-approval of all audit and non-audit services provided by our Company’s independent auditors.

On an on-going basis, management communicates specific projects and categories of service for which the advance approval of the audit committee is requested. The audit committee reviews these requests and advises management if the audit committee approves the engagement of the independent auditors. The audit committee may also delegate the ability to pre-approve audit and permitted non-audit services to one or more of its members, provided that any pre-approvals are reported to the audit committee at its next regularly scheduled meeting.

EXPENSES OF SOLICITATION

We will bear the costs of soliciting proxies for the annual meeting. Brokers and nominees should forward soliciting materials to the beneficial owners of the Common Shares or Special Preferred Voting Shares held of record by such person, and we will reimburse them for their reasonable forwarding expenses. In addition to the use of the mail, proxies may be solicited by our trustees and officers or officers and employees of CharterMac Capital by personal interview or telephone.

Additionally, we have retained The Altman Group, a proxy solicitation firm, to assist in the solicitation of proxies. We anticipate that the cost of this proxy solicitation firm in the aggregate will not exceed $120,000, plus expenses. The telephone number of The Altman Group is (201) 806-7300. Other than as set forth above, neither we nor any other person acting on our behalf has retained any other person to make solicitations or recommendations to shareholders with respect to the approval of the acquisition transaction or any other proposal submitted to the shareholders for consideration at the annual meeting.

VOTING PROCEDURES

General

Computershare Trust Company, N.A. (the “Inspector”) has been appointed the inspector of elections. The Inspector will count all votes cast, in person or by submission of a properly executed proxy, received at or prior to the annual meeting. Abstentions and “broker non-votes” (nominees holding Common Shares for beneficial owners who have not voted on a specific matter) will be treated as present for purposes of determining whether a quorum is present at the annual meeting. However, abstentions and broker non-votes will have no effect on the vote for the election of trustees because the vote required is a plurality of the votes actually cast (assuming the presence of a quorum). Abstentions and broker non-votes will be counted as votes against Proposal #2, the proposed amendment to our Trust Agreement, and the vote on the extension of the solicitation period and the adjournment of the annual meeting.

Voting

You may vote by completing, signing and mailing the enclosed proxy card in the enclosed return envelope. In the alternative, you may also submit a proxy by telephone or on the Internet by following the instructions on the enclosed proxy card. To submit a proxy on the Internet, log on to the Internet and go to http://www.computershare.com/expressvote, enter your voter control number and follow the directions outlined on the secure website. To submit a proxy by telephone, call toll-free 1-800-652-VOTE (1-800-652-8683), enter your voter control number and follow the recorded instructions. Even if you plan to attend the annual meeting in person, we urge you to return your proxy card or submit a proxy by telephone or the Internet to assure the representation of your shares at the annual meeting.

Record Date

Only holders of our Common Shares and Special Preferred Voting Shares of record at the close of business on April 14, 2006 are entitled to receive notice of, and to vote at, the annual meeting, or any postponements or adjournments thereof. As of April 14, 2006, there were approximately 52,030,258 Common Shares outstanding, 350,790 restricted Common Shares outstanding and 14,865,311 Special Preferred Voting Shares outstanding. Each Common Share, restricted Common Share and Special Preferred Voting Share is entitled to one vote on all matters that may come before the annual meeting. All votes are exercisable in person or by properly executed proxy, on all matters which properly come before the annual meeting (or any postponement or adjournment thereof).

Quorum; Adjournments

For purposes of the annual meeting, the presence, in person or by proxy, of shareholders entitled to cast a majority of all votes entitled to be cast at the annual meeting will constitute a quorum. If a quorum is not obtained, the annual meeting may be adjourned for the purpose of obtaining additional proxies or votes or for any other purpose and, at any subsequent reconvening of the annual meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the annual meeting, except for any proxies which have theretofore effectively been revoked or withdrawn, notwithstanding that they may have been effectively voted on the same day for any other matter at a previous meeting.

Vote Required

The affirmative vote of a plurality of the votes actually cast by the holders of our Common Shares and Special Preferred Voting Shares at the annual meeting is required for the election of each of the trustee nominees. The affirmative vote of the holders of a majority of our issued and outstanding Common Shares and Special Preferred Voting Shares entitled to vote at the annual meeting at which a quorum is present is required to approve Proposal #2, the amendment to our Trust Agreement. The affirmative vote of the holders of a majority of the Common Shares and Special Preferred Voting Shares voting either in person or by proxy at the annual meeting is required to approve, if necessary, the extension of the solicitation period and the adjournment of the annual meeting.

SHAREHOLDER PROPOSALS

Any shareholder proposal intended to be presented at the 2007 Annual Meeting of Shareholders must be received by us at our principal executive office not later than January 8, 2007, for inclusion in the proxy statement and form of proxy relating to that meeting. Any such proposal must also comply with other requirements of the proxy solicitation rules of the SEC.

ANNUAL REPORT ON FORM 10-K

Upon written request by any shareholder entitled to vote at the meeting, we will furnish that person without charge a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, which is filed with the SEC, including the financial statements and schedules thereto. Requests should be addressed to Brenda Abuaf at CharterMac, 625 Madison Avenue, New York, New York 10022.

OTHER BUSINESS

Our board of trustees does not know of any other matters to be brought before the annual meeting except those set forth in the notice thereof. If other business is properly presented for consideration at the annual meeting, it is intended that the proxies will be voted by the persons named therein in accordance with their judgment on such matters.

It is important that your Common Shares and/or Special Preferred Voting Shares be represented at the annual meeting. If you are unable to be present in person, please complete, date, sign and return the enclosed stamped, self-addressed proxy card, submit a proxy on the Internet at http://www.computershare.com/expressvote, or submit a proxy by telephone by calling toll free 1-800-652-VOTE (1-800-652-8683). Your failure to do so will increase the costs of operating our Company and decrease the return on your investment.

By Order of the Board of Trustees

Marc D. Schnitzer

Chief Executive Officer and President

May 1, 2006

Appendix A

CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF TRUSTEES

I. PURPOSE

The Audit Committee is established by and amongst the Board of Trustees for the primary purpose of assisting the board in:

•	overseeing the integrity of the Company’s financial statements,
•	overseeing the Company’s compliance with legal and regulatory requirements,
•	overseeing the independent auditor’s qualifications and independence,
•	overseeing the performance of the company’s independent auditor,
•	overseeing the Company’s internal audit and / or Sarbanes-Oxley (“SOX”) compliance program, and
•	overseeing the Company’s system of disclosure controls and system of internal controls regarding finance, accounting, legal compliance, and ethics that management and the Board have established.

Consistent with this function, the Audit Committee should encourage continuous improvement of, and should foster adherence to, the Company’s policies, procedures and practices at all levels. The Audit Committee should also provide an open avenue of communication among the independent auditors, internal auditors, financial and senior management, and the Board of Trustees.

The Audit Committee has the authority to obtain advice and assistance from outside legal, accounting, or other advisors as deemed appropriate to perform its duties and responsibilities.

The Company shall provide appropriate funding, as determined by the Audit Committee, for compensation to the independent auditor and to any advisors that the Audit Committee chooses to engage, and for ordinary administrative expenses incurred in the course of carrying out their duties.

The Audit Committee will primarily fulfill its responsibilities by carrying out the activities enumerated in Section III of this Charter. The Audit Committee will report regularly to the Board of Trustees regarding the execution of its duties and responsibilities.

II. COMPOSITION AND MEETINGS

The Audit Committee shall be comprised of three or more trustees as determined by the Board, each of whom shall be independent trustees (as defined by all applicable rules and regulations), and free from any relationship (including disallowed compensatory arrangements) that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. Each trustee shall be free of any relationship that, in the opinion of the Board, would interfere with his or her individual exercise of independent judgment, and shall meet the director independence requirements for serving on the Committee as set forth in the corporate governance standards of any Stock Exchange on which the Company’s shares are traded. All members of the Committee shall have a working familiarity with basic finance and accounting practices. The board shall determine whether at least one member of the Committee qualifies as an “audit committee financial expert” in compliance with the criteria established by the SEC and other relevant regulations. The Company will disclose, in periodic filings as required by the SEC, (i) the name of the “audit committee financial expert” and whether or not he or she is independent, or (ii) the reason for the absence of a current “audit committee financial expert”. Committee members may enhance their familiarity with finance and accounting by participating in educational programs conducted by the Company or an outside consultant. The Board has determined that simultaneous service on more than one Audit Committee would not impair the ability of any trustee to effectively serve on the Company’s audit committee.

The members of the Committee shall be elected by the Board at the annual organizational meeting of the Board or until their successors shall be duly elected and qualified. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

The Committee shall meet at least four times annually, or more frequently as circumstances dictate. Each regularly scheduled meeting shall conclude with an executive session of the Committee absent members of management and on such terms and conditions as the Committee may elect. As part of its job to foster open communication, the Committee should meet periodically with management, internal auditors and the independent auditors in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately. In addition, the Committee should meet quarterly with the independent auditors and management to discuss the annual audited financial statements and quarterly financial statements, including the Company’s disclosure under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

The Company’s internal audit department, including SOX compliance will be functionally responsible to the Chair of the Committee and for administrative purposes will report to the Chief Financial Officer.

III. RESPONSIBILITIES AND DUTIES

To fulfill its responsibilities and duties the Audit Committee shall:

Documents/Reports/Accounting Information Review

1. Review this Charter periodically, at least annually, and recommend to the Board of Trustees any necessary amendments as conditions dictate.

2. Review and discuss with management and the Company’s internal audit department the Company’s annual financial statements, quarterly financial statements, and all internal controls reports (or summaries thereof). Review other relevant reports or financial information submitted by the Company to any governmental body, or the public, including management certifications as required by the Sarbanes-Oxley Act of 2002 (Sections 302, 404 and 906) and relevant reports rendered by the independent auditors (or summaries thereof).

3. Recommend to the Board whether the financial statements should be included in the Annual Report on Form 10-K. Review with financial management and the independent auditors the 10-Q prior to its filing (or prior to the release of earnings).

4. Review earnings press releases with management, including review of “pro-forma” or “adjusted” non-GAAP information.

5. Discuss with management financial information and earnings guidance provided to analysts and rating agencies. Such discussions may be on general terms (i.e., discussion of the types of information to be disclosed and the type of presentation to be made).

Independent Auditors

6. Appoint (subject to shareholder ratification, if applicable), compensate, and oversee the work performed by the independent auditor for the purpose of preparing or issuing an audit report or related work. Review the performance of the independent auditors and remove the independent auditors if circumstances warrant. The independent auditors shall report directly to the audit committee and the audit committee shall oversee the resolution of disagreements between management and the independent auditors in the event that they arise. The committee will review the experience and qualifications of senior members of the independent audit team annually and ensure that all partner rotation requirements, as promulgated by applicable rules and regulations, are executed.

7. Review with the independent auditor any audit problems or difficulties and management’s response; review the independent auditor’s attestation and report on management’s internal control report; and hold timely discussions with the independent auditors regarding the following:

•	all critical accounting policies and practices;
•

all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor;

•	other material written communications between the independent auditor and management including, but not limited to, the management letter and schedule of unadjusted differences; and
•

an analysis of the auditor’s judgment as to the quality of the Company’s accounting principles, setting forth significant reporting issues and judgments made in connection with the preparation of the financial statements.

8. At least annually, obtain and review a report by the independent auditor describing:

•	the firm’s internal quality control procedures;
•

any material issues raised by the most recent internal quality-control review, peer review, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and

•	(to assess the auditor’s independence) all relationships between the independent auditor and the Company.

9. Review and pre-approve both audit and non-audit services to be provided by the independent auditor (other than with respect to de minimis exceptions permitted by the Sarbanes-Oxley Act of 2002), considering whether the auditor’s performance of such services is compatible with the auditor’s independence. Approval of non-audit services shall be disclosed to investors in periodic reports required by Section 13(a) of the Securities Exchange Act of 1934.

10. Set clear hiring policies, compliant with governing laws or regulations, for employees or former employees of the independent auditor.

Financial Reporting Processes and Accounting Policies

11. In consultation with the independent auditors, review the integrity of the organization’s financial reporting processes (both internal and external), and the internal control structure (including disclosure controls).

12. Review with management major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies.

13. Review analyses prepared by management (and the independent auditor as noted in item 7 above) setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements.

14. Review with management the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company.

15. Establish and maintain procedures for the receipt, retention, and treatment of complaints regarding accounting, internal accounting, or auditing matters.

16. Establish and maintain procedures for the confidential, anonymous submission by Company employees regarding questionable accounting or auditing matters.

Legal Compliance and Risk Management

17. Review, with the organization’s counsel, any legal matter that could have a significant impact on the organization’s financial statements.

18. Discuss policies with respect to risk assessment and risk management. Such discussions should include the Company’s major financial and accounting risk exposures and the steps management has undertaken to control them.

Internal Auditors and / or SOX Compliance

19. Appoint, compensate, and oversee the work performed by internal auditors (including Company personnel with responsibility for managing the function). Review the performance of the internal auditors and replace the internal auditors if circumstances warrant.

20. Review, at least annually, the scope and results of the internal audit program, procedures for implementing accepted recommendations made by the independent auditors, and any significant matters contained in reports from the internal audit department.

21. At least annually, obtain and review a report by the internal auditors describing items such as the integrity of the Company’s financial reporting processes (both internal and external), the internal control structure (including disclosure controls), the adequacy of internal controls and any special audit steps adopted in light of material control deficiencies. Review status updates on testing and work performed pursuant to Sections 404 and 302 of the Sarbanes-Oxley Act 2002. Review the internal control gaps and the remediation plan for deficient controls.

22. Oversee the resolution of disagreements between management and the internal auditors in the event that they arise

Other Responsibilities

23. Review with the independent auditors and management the extent to which changes or improvements in financial or accounting practices, as approved by the Audit Committee, have been implemented. (This review should be conducted at an appropriate time subsequent to implementation of changes or improvements, as decided by the Committee.)

24. Prepare the report that the SEC requires be included in the Company’s annual proxy statement.

25. Annually, perform a self-assessment relative to the Audit Committee’s purpose, duties and responsibilities outlined herein.

26. Perform any other activities consistent with this Charter, the Company’s by-laws and governing law, as the Committee or the Board deems necessary or appropriate.

27. Oversee compliance with the Company’s Code of Conduct and oversee and review such code and recommend changes as necessary.

Appendix B

Categorical Standards for Determining Trustee Independence

In addition to complying with the rules of the New York Stock Exchange, for a Trustee to be deemed “independent,” the Board shall affirmatively determine that the Trustee has no material relationship with the Company or its affiliates or any member of the senior management of the Company or his or her affiliates. In making this determination, the Board shall apply the following standards:

•

A Trustee who is, or has been within the last three years, an employee of the Company, or whose immediate family member is, or has been within the last three years an executive officer, of the Company may not be deemed independent. Employment as an interim Chairman, Chief Executive Officer or other executive officer will not disqualify a Trustee from being considered independent following that employment.

•

A Trustee who has received, or who has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company, other than trustee and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), may not be deemed independent. Compensation received by a Trustee for former service as an interim Chairman, Chief Executive Officer or other executive officer and compensation received by an immediate family member for service as a non-executive employee of the Company will not be considered in determining independence under this test.

•

(A) A Trustee who is, or whose immediate family member is, a current partner of a firm that is the Company’s internal or external auditor; (B) a Trustee who is a current employee of such a firm; (C) a Trustee who has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) a Trustee who was, or whose immediate family member was, within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time may not be deemed independent.

•

A Trustee who is, or whose immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the time serves or served on that company’s compensation committee may not be deemed independent.

•

A Trustee who is a current employee or general partner, or whose immediate family member is a current executive officer or general partner, of an entity that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other entity’s consolidated gross revenues, may not be deemed independent.

•

Further to the provision above that applies to goods and services generally, a Trustee who is, or whose immediate family member is, an executive officer, general partner or significant equity holder (i.e., in excess of 10%) of an entity that is a paid provider of professional services to the Company, any of its affiliates, any executive officer or any affiliate of an executive officer, and which received payments with respect to such services in an amount which, in the preceding twelve months, exceeds $60,000 (but does not exceed the greater of $1 million or 2% of such other entity’s consolidated gross revenues) may not be deemed independent.

•

A Trustee who is, or whose immediate family member is, affiliated with or employed by a tax-exempt entity that received significant contributions (i.e., more than 2% of such entity’s consolidated gross revenues or more than $1,000,000 in a single fiscal year, whichever amount is lower) from the Company, any of its affiliates, any executive officer or any affiliate of an executive officer within the preceding twelve-month period may not be deemed independent, unless the contribution was approved in advance by the Board.

For purposes of these Categorical Standards:

•

“affiliate” means any consolidated subsidiary of the Company and any other entity that controls, is controlled by or is under common control with the Company, as evidenced by the power to elect a majority of the board of directors or comparable governing body of such entity;

•	“executive officer” means an “officer” within the meaning of Rule 16a-1(f) under the Securities Exchange Act of 1934; and
•

“immediate family” means spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law and anyone (other than employees) sharing a person’s home, but excluding any person who is no longer an immediate family member as a result of legal separation or divorce, or death or incapacitation.

0 002CS-10947

[CharterMac Capital Solutions logo]

[X] Please mark votes as in this example.               [ ] Mark this box with an X if you have made
                                                            changes to your name or address details above.

====================================================================================================================================
Annual Meeting Proxy Card
====================================================================================================================================
A  Election of Trustees                             PLEASE REFER TO THE REVERSE SIDE FOR INTERNET AND TELEPHONE VOTING INSTRUCTIONS.

1. The Board of Trustees recommends a vote FOR the listed nominees.

                                For   Withhold
01 - Stephen M. Ross            [ ]       [ ]

                                For   Withhold
02 - Jerome Y. Halperin         [ ]       [ ]

                                For   Withhold
03 - Nathan Gantcher            [ ]       [ ]

                                For   Withhold
04 - Robert L. Loverd           [ ]       [ ]

B Issues

2. Authorized Shares Amendment                          For   Against  Abstain          4. In their discretion, the proxies are
                                                        [ ]     [ ]      [ ]               authorized to vote upon such other
Proposal to amend the Trust  Agreement                                                     business that may properly come before
to permit  CharterMac  to  increase  the                                                   the meeting.
number of authorized shares from 100,000,000
to 160,000,000.

3. Annual Meeting Postponements or Adjournments         For   Against  Abstain
                                                        [ ]     [ ]      [ ]
Approval of any postponements or adjournments
of the annual meeting, if necessary, to permit
further solicitation of proxies if there are not
sufficient votes at the time of the
meeting to approve proposals 1 and 2.

C  Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

Please sign exactly as name appears hereon. Joint owners should each sign. Executors, administrators, trustees, and guardians or other fiduciaries should give full title as such. If signing for a corporation, please sign in full corporate name by a duly authorized officer.

Signature 1 - Please keep signature within the box   Signature 2 - Please keep signature within the box   Date (mm/dd/yyyy)

__________________________________________________   __________________________________________________   _________________________

====================================================================================================================================
Proxy - CharterMac
====================================================================================================================================

625 Madison Avenue
New York, New York 10022

SOLICITED BY THE BOARD OF TRUSTEES
FOR THE ANNUAL MEETING OF SHAREHOLDERS

The undersigned hereby appoints Marc D. Schnitzer and Alan P. Hirmes, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all common shares of CharterMac held of record by the undersigned on April 14, 2006, at the Annual Meeting of Shareholders to be held on June 13, 2006, and any adjournments thereof.

THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST AS INSTRUCTED.  IF THIS PROXY IS EXECUTED BUT NO INSTRUCTION IS GIVEN,
THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST "FOR" THE PROPOSALS AS DESCRIBED IN THE PROXY STATEMENT AND IN THE
DISCRETION OF THE PROXY HOLDER ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT
THEREOF.

PLEASE MARK, DATE, SIGN, AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.  NO POSTAGE IS REQUIRED IF MAILED IN THE
UNITED STATES.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

Dear Shareholder:

Please take note of the important information enclosed with this proxy. There are a number of issues related to the operation of
CharterMac that require your immediate attention.

Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

You can vote your shares by telephone or Internet.  Follow the instructions below if you wish to do so.

If you choose to vote by mail, please mark the boxes on the proxy card to indicate how your shares will be voted. Then sign and return your proxy card in the enclosed postage-paid envelope.

Thank you in advance for your prompt consideration of these matters.

Sincerely,

CharterMac

Telephone and Internet Voting Instructions
You can vote by telephone OR Internet!  Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

To vote using the telephone (within the U.S. and Canada)                     To vote using the Internet

|_| Call toll-free 1-800-652-VOTE in the United States or                    |_| Go to the following web site:
Canada any time on a touch-tone telephone.  There is NO CHARGE               WWW.COMPUTERSHARE.COM/EXPRESSVOTE
to you for the call.
                                                                             |_| Enter the information requested on your
|_| Follow the simple instructions provided by the recorded message.         computer screen and follow the simple instructions.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.
Proxies submitted by telephone or the Internet must be received by 12:00 a.m., Eastern Time, on June 13, 2006.
THANK YOU FOR VOTING